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                                                                EXHIBIT 99B5(II)
                       SUB-INVESTMENT ADVISORY AGREEMENT
                                    BETWEEN
                             TIMOTHY PARTNERS, LTD.
                                      AND
                               AWAD & ASSOCIATES


     SUB-INVESTMENT ADVISORY AGREEMENT (the "Agreement") made this 1st day of January , 1997, by and between TIMOTHY PARTNERS, LTD. (hereinafter referred to as the "Investment Adviser") and AWAD & ASSOCIATES, a division of Raymond James & Associates (hereinafter referred to as the "Investment Manager"), which Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one instrument.

                                  WITNESSETH:
                                  ----------

     WHEREAS, the General Partners (the "Partners") of the Investment Adviser wish to enter into a contract with the Investment Manager to render the Investment Adviser the following services:

     To furnish research, analysis, advice and recommendations with respect to the purchase and sale of securities and the making of investment commitments by the Investment Adviser regarding assets of The Timothy Plan (hereinafter
                                           -----------------
referred to as the "Fund") subject to oversight by the Board of Trustees of the Fund and the supervision of the Investment Adviser.

     NOW THEREFORE, in consideration of the mutual agreements herein contained, and intending to be bound, the parties agree as follows:

          1. As compensation for the services enumerated above, the Investment Adviser will pay the Investment Manager an annual fee, which fee shall be payable monthly.

          The amount of such fee shall equal 0.42% of the average daily net assets of the Fund with respect to the first $10 million in assets of the Fund, 0.40% of the next $5 million in assets, 0.35% of the next $10 million in assets, and 0.25% of assets over $25 million.

          2. This Agreement shall become effective as of the date first above written, subject to the approval of the shareholders of the Fund in accordance with the provisions of the Investment Company Act of 1940 (the "Act").

          3. This Agreement shall continue for a period ending two years from its effective date. It may be renewed thereafter by the Investment Adviser and the Investment Manager for successive periods not exceeding one year only so long as such renewal and continuance is specifically approved at least annually by the Fund's Board of Trustees or by a vote of the majority of the outstanding voting securities of the Fund as prescribed by the Act and
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provided further that such continuance is approved at least annually thereafter by a vote of a majority of the Fund's Trustees, who are not parties to such Agreement or interested persons of such a party, cast in person at a meeting called for the purpose of voting on such approval. This Agreement will terminate automatically without the payment of any penalty upon termination of the Investment Advisory Agreement or upon sixty days' written notice by the Fund to the Investment Manager that the Trustees or the shareholders by vote of a majority of the outstanding voting securities of the Fund, as provided by the Act, has terminated the Investment Advisory Agreement. This Agreement may also be terminated by the Investment Manager without penalty upon sixty days' written notice to the Fund.

          This Agreement shall terminate automatically in the event of its assignment or the assignment of the Investment Advisory Agreement.

          4. Subject to the supervision of the Board of Trustees of the Fund and the Investment Adviser, the Investment Manager will provide recommendations for a continuous investment program for the Fund, including investment research and management with respect to securities and investments, including cash and cash equivalents in the Fund. The Investment Manager will recommend to the Investment Adviser from time to time what securities and other investments should be purchased, retained or sold by the Fund. The Investment Manager will provide the services under this Agreement in accordance with the Fund's investment objective, policies and restrictions as stated in the Prospectus. The Investment Manager further agrees that it:

               a. will conform with all applicable Rules and Regulations of the SEC and will, in addition, conduct its activities under this Agreement in accordance with regulations of any other Federal or State agencies which now has or in the future will have jurisdiction over its activities;

               b. will recommend placement of orders pursuant to its investment determinations for the Fund either directly with any broker or dealer, or with the issuer. In recommending placement of orders with brokers or dealers, the Investment Manager will attempt to assist the Investment Adviser to obtain the best net price and the most favorable execution of its orders. Consistent with this obligation, when the execution and price offered by two or more brokers or dealers are comparable, the Investment Manager has been advised that the Fund has authorized the Investment Adviser, in its discretion, to purchase and sell securities to and from brokers and dealers who promote the sale of Fund shares. In no instance will securities be purchased from or sold to the Investment Manager or any affiliated person of the Investment Manager as principal. Notwithstanding the foregoing sentence, the Investment Manager may arrange for the execution of brokered transactions through an affiliated broker dealer in conformity with policies and procedures for such purpose if, when, and as established by the Trustees of the Fund.

               c. will provide, at its own cost, all office space and facilities necessary to furnish the foregoing services to be provided by the Investment Manager of the Fund.
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          5.   It is expressly understood and agreed that the services to be rendered by the Investment Manager to the Investment Adviser under the provisions of this Agreement are not to be deemed to be exclusive, and the Investment Manager shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be materially impaired thereby, and provided further that the services to be rendered by the Investment Manager to the Investment Adviser under this Agreement and the compensation provided for in Paragraph 1 hereof shall be limited solely to services with reference to the Fund.

          6. The Investment Adviser agrees that it will furnish currently to the Investment Manager all information reasonably necessary to permit the Investment Manager to give the advice called for under this Agreement and such information with reference to the Fund that is reasonably necessary to permit the Investment Manager to carry out its responsibilities under this Agreement, and the parties agree that they will from time to time consult and make appropriate arrangements as to specific information that is required under this paragraph and the frequency and manner with which it shall be supplied.

          7. The Investment Manager shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Investment Adviser or the Fund in connection with any matters to which this Agreement relates except that nothing herein contained shall be construed to protect the Investment Manager against any liability by reason of the Investment Manager's willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reckless disregard of its obligations or duties under this Agreement.

          8. In compliance with the provisions of the Investment Advisory Agreement between the Fund and the Investment Adviser, the Investment Manager agrees with the Investment Adviser that, subject to the terms and conditions of this Paragraph 9, the Fund may use the name "Timothy" in, or as a portion of, its name so long as the Investment Adviser, or any successor in interest, continues as the Investment Adviser. Should the Fund terminate the Investment Adviser or any successor in interest, or if the Investment Adviser shall give notice of termination of the Investment Advisory Agreement, then the Investment Adviser may elect to notify the Fund in writing that permission to use the name "Timothy" has been withdrawn. It is understood that the Fund has, in its Investment Advisory Agreement, expressly agreed that it, its Officers, Trustees and Shareholders upon receipt of such notice, will take all necessary action and proceed expeditiously to change the name of the Fund and not use any other name or take any action which would indicate the Fund's continued association with the Investment Adviser. If the use of the name "Timothy" is so withdrawn as aforesaid, it is understood and agreed that there shall be no limitation with respect to the future use of the name "Timothy" by the Investment Adviser or its successor in interest.

          9. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without applying the principles of conflicts of law thereunder.
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          10.  Any notice to be given hereunder may be given by personal notification or by first class mail, postage prepaid, to the party specified at the address stated below:

               a.   To the Investment Adviser at:
                    ----------------------------
                    Timothy Partners, Ltd.
                    1304 West Fairbanks Avenue
                    Winter Park, FL 32789
                    Attn:  Arthur D. Ally

               b.   To the Investment Manager at:
                    ----------------------------
                    Awad and Associates
                    477 Madison Ave 16th Floor
                    New York, NY  10022
                    Attn:  James Awad

               c.   To the Fund at:
                    --------------
                    The Timothy Plan
                    1304 West Fairbanks Avenue
                    Winter Park, FL 32789
                    Attn:  Arthur D. Ally

               d.   With copies to:
                    --------------
                    Joseph V. Del Raso, Esquire
                    Stradley, Ronon, Stevens & Young
                    2600 One Commerce Square
                    Philadelphia, PA 19103-7098

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers as of the day and year first above written.

ATTEST:                          THE TIMOTHY PLAN

_________________________     By:__________________________


ATTEST:                          TIMOTHY PARTNERS, LTD.
                                 By: COVENANT FUNDS, INC.
                                     Managing General Partner

_________________________     By:__________________________


ATTEST:                          AWAD & ASSOCIATES

_________________________     By:__________________________